SCHEDULE 14A
                         (Rule 14a-101)
            INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of l934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential,  for Use of the  Commission  Only  (as  permitted  by Rule
      14a-6(e)(2))
[x ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Sec. 240.14a-11(c)  or Sec. 240.14a-12

      Peoples Telephone Company, Inc.
      ------------------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement if other than the Registrant)
      ------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):
[x ] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------

[ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          --------------------------------------

     2)   Form, Schedule or Registration Statement No:

          --------------------------------------

     3)   Filing Party:

          --------------------------------------

     4)   Date Filed:

          --------------------------------------

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

                         PEOPLES TELEPHONE COMPANY, INC.


                    Notice of Annual Meeting of Shareholders
                                  June 16, 1998

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of Peoples Telephone Company, Inc. (the "Company") will be held on Tuesday, June 16, 1998 at 10:00 a.m., local time, at the Company's principal executive offices at 2300 N.W. 89th Place., Miami, Florida 33172, for the following purposes, as described in the attached proxy statement:

1. To elect three persons to the Company's Board of Directors (with the holders of Common Stock and Series C Cumulative Convertible Preferred Stock voting together as a single class), as more fully described in the accompanying Proxy Statement, to hold office until the next Annual Meeting and until their respective successors are duly elected and qualified; and

2. To transact all other business that may properly come before the Annual Meeting and all adjournments of the Annual Meeting.

     The Board of Directors has fixed the close of business on Tuesday, May 5, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                              By Order of the Board of Directors,


                              /s/ Bruce W. Renard, Secretary
                              Bruce W. Renard, Secretary

May 15, 1998

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON SHOULD PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY CARD. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         PEOPLES TELEPHONE COMPANY, INC.

                             _______________________

                                 PROXY STATEMENT
                             _______________________

                         ANNUAL MEETING OF SHAREHOLDERS

                                  June 16, 1998


     This Proxy Statement has been prepared and is furnished by the Board of Directors (the "Board") of Peoples Telephone Company, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies from the holders of common stock, par value $.01 per share ("Common Stock"), and Series C Cumulative Convertible Preferred Stock, par value $.01 per share ("Series C Preferred Stock"), of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 16, 1998 (the "Annual Meeting") and at any adjournment thereof, for the purposes set forth in the accompanying notice of meeting.

     The Annual Meeting will be held at the Company's principal executive offices at 2300 N.W. 89th Place, Miami, Florida 33172, on Tuesday, June 16, 1998, at 10:00 a.m. It is expected that this Proxy Statement and a proxy will be mailed to the shareholders of the Company on or about May 15, 1998.


                       OUTSTANDING STOCK AND VOTING RIGHTS

     The Company has currently outstanding 150,000 shares of Series C Preferred Stock. The holders of the Series C Preferred Stock are currently entitled to elect two members of the Board. The terms of the Series C Preferred Stock also provide that as long as the Series C Preferred Stock is entitled to elect at least one director, the Board shall consist of no more than six directors. The holder of the Series C Preferred Stock has elected Mr. Charles J. Delaney and Mr. Justin S. Maccarone to serve on the Board and has informed the Company that it intends to re-elect such directors.

     The holders of the Series C Preferred Stock are entitled to vote on all matters submitted to the shareholders of the Company for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Series C Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Series C Preferred Stock.

     In accordance with the Bylaws of the Company, the Board has fixed the close of business on May 5, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. Each shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy-holders or to the Company at any time before it is voted. Unless specific voting instructions are indicated on the proxy, proxies which are properly executed will be voted FOR the proposals set forth on the proxies. Although a shareholder may have given a proxy, the shareholder may nevertheless attend the meeting, revoke the proxy and vote in person. As of the date of this Proxy Statement, the Board knows of no business other than the proposals described herein which is to be submitted to the shareholders of the Company at the Annual Meeting.

     At the close of business on May 5, 1998, there were 16,212,434 shares of Common Stock outstanding and 150,000 shares of Series C Preferred Stock (convertible into 2,857,143 shares of Common Stock) outstanding. Every holder of record of Common Stock or Series C Preferred Stock of the Company at the close of business on May 5, 1998 is entitled to notice of the meeting and to vote, in person or by proxy, one (1) vote for each share of Common Stock and 19.04762 votes for each share of Series C Preferred Stock, as the case may be, held by such holder. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Under the laws of the State of New York (pursuant to which the Company is incorporated), the election of directors requires a plurality of the votes cast with respect to the election of directors at the Annual Meeting. Abstentions and broker non-votes (instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will not affect the outcome of the voting. Abstentions and broker non-votes will be counted in the determination of a quorum. The Company has been informed that the holder of the Series C Preferred Stock will cast its 2,857,143 votes in favor of the proposal set forth herein.


                              ELECTION OF DIRECTORS

     As discussed under "Outstanding Stock and Voting Rights," the holders of the Series C Preferred Stock have the right to elect two of the directors of the Company. With regard to the remaining directors, the Board of Directors has nominated the three persons listed below to serve as directors of the Company until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than three persons. With the exception of Mr. Robert E. Lund and Mr. E. Craig Sanders, none of the nominees listed below or the directors elected by the holders of the Series C Preferred Stock is a current or former employee of the Company or its subsidiaries. It is intended that proxies will be voted for the nominees listed below, all of whom are presently serving as directors of the Company.

     To the best of the Company's knowledge, each of the nominees for director is able and intends, if elected, to serve on the Board of Directors. If, prior to the Annual Meeting, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for all other persons who are nominated. The names and ages of, and certain other information about, the nominees for election are set forth below:

     Jody Frank, age 46, has served as a director of the Company and its predecessor since September 1986. From November 1997 to the present, he has been an Executive Director of CIBC Oppenheimer Corp., a financial services company. From February 1990 to October 1997, he was a Vice President of Shearson Lehman and, after Smith Barney Inc. acquired the assets of Shearson Lehman in 1994, Smith Barney Inc.

     Robert E. Lund, age 53, has served as a director of the Company since May 1994. He has served as Chief Executive Officer of Intrepid Tech, Inc., a technology services company, since December 1996. Mr. Lund served as Chief Executive Officer of the Company from November 1995 until May 1996 and as President from February 1996 until May 1996. From December 1994 through December 1995, Mr. Lund served as President and Chief Executive Officer of S2 Software, Inc., a software company. From February 1993 until October 1994 (when Newtrend, L.P. was sold), Mr. Lund served as Chief Operating Officer of Newtrend, L.P., a provider of software and professional services. From 1990 to 1992, Mr. Lund was Chairman and Chief Executive Officer of International Telecharge, Inc., a telecommunications company.

     E. Craig Sanders, age 53, has served as President, Chief Executive Officer and a director of the Company since May 1996. From 1995 to 1996, Mr. Sanders was a partner of PSN Ventures, L.L.C., a company which identifies investment opportunities in the telecommunications industry. From 1994 to 1995, Mr. Sanders served as Chairman and Chief Executive Officer of a privately held long distance company. From 1982 to 1994, Mr. Sanders was an employee of Sprint Corporation and held the office of Senior Vice President for Product Management from 1991 until 1994.

     As discussed under "Outstanding Stock and Voting Rights" above, the holder of the Series C Preferred Stock has indicated to the Company that it intends to re-elect Mr. Charles J. Delaney and Mr. Justin S. Maccarone to serve as directors of the Company. Certain information about Messrs. Delaney and Maccarone is set forth below:

     Charles J. Delaney, age 37, has served as a Director of the Company since August, 1995. Mr. Delaney has been President of UBS Capital II LLC, a wholly owned subsidiary of Union Bank of Switzerland involved in private equity financing, since January 1993. From 1989 to 1996 Mr. Delaney was also a Managing Director of the leveraged finance group of the Union Bank of Switzerland. Mr. Delaney is also a director of Van de Kamp's Inc., CBP Resources, Inc., Speciality Foods Corporation and Cinnabon International.

     Justin S. Maccarone, age 38, has served as a director of the Company since June 1996. Mr. Maccarone has been a Managing Director of UBS Capital II LLC, a wholly owned subsidiary of Union Bank of Switzerland involved in private equity financing, since 1993 and, before that time, was a Senior Vice President at GE Capital Corporation. Mr. Maccarone is also a director of American Sports Product Group, Inc., Communications Supply Corporation, Cinnabon International, Inc. and Trident Automotive, PLC.


                               BOARD OF DIRECTORS

Meetings and Committees of the Board

     The Board of Directors of the Company held five meetings during its fiscal year ended December 31, 1997. The Board has a Compensation Committee and an Audit Committee. Each of the directors of the Company participated in at least 75% of the total of the meetings of the Board of Directors and the meetings of the committees on which the Board member served. For the Board of Directors as a whole, average attendance at Board and committee meetings during 1997 was over 90%.

     The Compensation Committee held five meetings during 1997. The Compensation Committee's responsibilities include, among other things, recommending salary adjustments, establishing bonuses, granting options to employees and determining the terms of those options. No additional fees were paid to directors for serving on the Compensation Committee in 1997. The members of the Compensation Committee are Messrs. Delaney, Frank and Maccarone.

     The Audit Committee held two meetings during 1997. The Audit Committee's responsibilities include, among other things, recommending independent auditors to the Board, reviewing the scope of audit functions of the independent auditors and reviewing audit reports rendered by the independent auditors. The members of the Audit Committee are Messrs. Delaney, Lund and Maccarone.

     The full Board of Directors, a majority of which are non-employee directors, acts as the Nominating Committee and nominated directors for election at the 1998 Annual Meeting of Shareholders. The Board of Directors will consider nominees for director that are recommended by shareholders. Nominees for election at the 1999 Annual Meeting of Shareholders should be submitted to the Board of Directors not later than January 15, 1999.

Director Compensation

     Currently, all directors receive, as compensation for serving on the Board of Directors, $500 per person for each meeting attended telephonically and $1,000 per person for each meeting attended in person. Upon election (or re-election) by the shareholders of the Company at an annual meeting of shareholders, pursuant to the terms of the Company's 1993 Non-Employee Director Stock Option Plan, each non-employee director of the Company receives an option to purchase 10,000 shares of Common Stock of the Company. Non-employee directors who are chosen to fill a newly created directorship or vacancy in the Board of Directors are also granted an option to purchase 10,000 shares of Common Stock of the Company. The exercise price of any option granted to directors is the fair market value of the Common Stock of the Company on the date the option is granted. All of the directors of the Company are reimbursed for all travel and other expenses incurred in attending meetings.

Voting Requirements

     Each director shall be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. If, prior to the Annual Meeting, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for all other persons who are nominated.

     The Board of Directors recommends a vote FOR the proposal to elect the three nominees to the Board.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert E. Lund served as a member of the Compensation Committee of the Board of Directors during 1996 and 1997 and, from November 29, 1995 through May 1, 1996, served as the Chief Executive Officer of the Company.

     Compensation Committee member Jody Frank has participated in transactions with the Company since January 1, 1997, which transactions and borrowings are described below. See "Certain Relationships and Related Transactions."


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The  following  table  sets  forth  certain   information   concerning  the
beneficial  ownership  of the  Common  Stock of the  Company  as of May 5,  1998
(except as  otherwise  indicated)  by (i) each  person  known by the  Company to beneficially  own more than five percent of the outstanding  Common Stock of the
Company, (ii) each current director, (iii) the Company's Chief Executive Officer and each of the four remaining most highly  compensated  executive  officers for the fiscal year ended  December 31, 1997 (the "Named  Executive  Officers")  and
(iv) all directors and executive officers of the Company, as a group.


                                                  Amount and Nature of
Name of Beneficial Owner                          Beneficial Ownership(1)     Percent of Class(2)
------------------------                          -----------------------     -------------------
Charles J. Delaney...............................            0   (13)                 N/A
Robert E. Lund...................................      121,350    (3)                  *
Jody Frank.......................................      238,262    (4)                1.46%
Justin S. Maccarone..............................            0   (13)                 N/A
E. Craig Sanders.................................      400,000    (5)                2.41%
Lawrence T. Ellman...............................       52,500    (6)                  *
Bruce W. Renard..................................       92,500    (7)                  *
C. Keith Pressley................................        9,500    (8)                  *
Neil N. Snyder, III..............................       66,666    (9)                  *
All directors and executive officers as a
  group (11 persons).............................      996,778   (10)                5.85%
Creditanstalt American Corp......................      850,000   (11)                5.03%
   245 Park Avenue
   New York, New York 10167
Heartland Advisors, Inc..........................    4,956,300   (12)               30.57%
   790 N. Milwaukee Street
   Milwaukee, Wisconsin 53202
UBS Capital II LLC...............................    2,917,143   (13)               15.25%
   299 Park Avenue
   New York, New York 10171
Wellington Management Company, LLP...............    2,267,290   (14)               13.98%
   75 State Street
   Boston, Massachusetts 02109
Vanguard Explorer Fund, Inc......................    1,540,300   (14)                9.50%
   P.O. Box 2600, VM #V34
   Valley Forge, PA 19482
Goldman Sachs & Co...............................    1,337,900   (16)                8.25%
   85 Broad Street
   New York, New York 10004

-------------------------
*Less than one percent.
(footnotes on following page)

(1) Includes shares of Common Stock issuable upon the exercise of stock options, which are exercisable within 60 days of May 5, 1998. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.
(2) Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Proxy Statement have been exercised.
(3)  Includes 90,000 shares subject to options.
(4) Includes 110,000 shares subject to options and 3,812 shares owned by Jody Frank as custodian for Aaron Frank, Rebekah Frank and Lucy Frank, Mr. Frank's minor children.
(5)  Includes 400,000 shares subject to options.
(6)  Includes 52,500 shares subject to options.
(7)  Includes 92,500 shares subject to options.
(8)  Includes 9,500 shares subject to options.
(9)  Includes 66,666 shares subject to options.
(10) Includes all of the shares subject to options in footnotes 2-8 above.
(11) Includes 700,000 shares subject to exercisable warrants.
(12) Based on a Schedule 13G filed as of February 6, 1998 by Heartland Advisors Inc. The Company has not independently verified this information.
(13) Includes 50,000 shares subject to options held for the benefit of UBS Capital II LLC by current directors Charles J. Delaney and Justin S. Maccarone and 2,867,143 shares issuable upon conversion of 150,000 shares of Preferred Stock currently outstanding owned by UBS Capital II LLC (a wholly-owned subsidiary of Union Bank of Switzerland).
(14) Based on a Schedule 13G filed as of February 11, 1998 by Wellington Management Company, LLP ("WMC"). WMC reports that, in its capacity as investment adviser, it has "shared power to vote or to direct the vote" of 105,090 shares of these shares. WMC also reports that the total shares indicated includes those shares held by Vanguard Explorer Fund, Inc. referenced in footnote 15 below. The Company has not independently verified this information.
(15) Based on a Schedule 13G filed as of February 9, 1998 by Vanguard Explorer Fund, Inc. Vanguard Explorer Fund, Inc. reports that it has sole voting power over all of the reported shares. The Company has not independently verified this information.
(16) Based on a Schedule 13G filed as of February 13, 1998 by Goldman Sachs Group LP. Goldman Sachs Group LP reports that it has sole voting power over none of the reported shares and shared voting power over 967,900 of the reported shares. The Company has not independently verified this information.


                               EXECUTIVE OFFICERS

     The following sets forth the name, age and position of each of the executive officers of the Company:

Name                   Age    Position
-----------------      ----   --------
E. Craig Sanders       53     President, Chief Executive Officer and Director

Neil N. Snyder, III    51     Chief Operating Officer and Executive Vice
                              President

Bruce W. Renard        44     General Counsel, Executive Vice President-Legal
                              and Regulatory Affairs/Carrier Relations and
                              Secretary

Lawrence T. Ellman     46     Executive Vice President and President-
                              National Accounts

William A. Baum        48     Chief Financial Officer and Senior Vice President

David A. Arvizu        49     Senior Vice President-Sales and Services

C. Keith Pressley      54     Vice President-Revenue Management

     The principal occupation of each executive officer for at least the last five years is set forth below:

     E. Craig Sanders has served as President, Chief Executive Officer and Director of the Company since May 1996. From 1995 to 1996, Mr. Sanders was a partner of PSN Ventures, L.L.C., a company which identifies investment opportunities in the telecommunications industry. From 1994 to 1995, Mr. Sanders served as Chairman and Chief Executive Officer of a privately held long distance company. From 1982 to 1994, Mr. Sanders was an employee of Sprint Corporation and held the office of Senior Vice President for Product Management from 1991 until 1994.

     Neil N. Snyder, III joined the Company in September 1996 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Snyder concluded over 28 years in the U.S. Army, rising to the rank of Brigadier General, most recently as the senior staff officer for operational support at the U.S. Army Training and Doctrine Command in Hampton, Virginia where he oversaw the management of 16 installations and the $3.2 billion budget for those bases.

     Bruce W. Renard joined the Company as General Counsel and Vice President-Regulatory Affairs in January 1992 and, since February 1996, has served as General Counsel, Executive Vice President-Legal & Regulatory Affairs/Carrier Relations and Secretary. From September 1, 1991 to December 31, 1991, Mr. Renard was a sole practitioner specializing in legal and regulatory consulting services to the telecommunications and utility industries. From August 1984 to September 1991, Mr. Renard was a partner with the Florida law firm of Messrs, Vickers, Caparello, French and Madsen, managing the utility and telecommunications law sections of the firm. Prior to that time, Mr. Renard served as Associate General Counsel for the Florida Public Service Commission.

     Lawrence T. Ellman joined the Company in June 1994 as President of its Pay Telephone Division and held that office until February 1996 when he became Executive Vice President/President-National Accounts, the position that he continues to hold. From 1990 until joining the Company, Mr. Ellman was President of Atlantic Telco Joint Venture, an independent public telephone operator acquired by the Company in June 1994. For approximately eight years prior thereto, he was Executive Vice President and Chief Financial Officer of American Potomac Distributing Company, a beverage distributor.

     William A. Baum has served as the Company's Senior Vice President and Chief Financial Officer since July 1997. Previously, he served for 16 years in a series of financial management positions with Ryder System, Inc., a highway transportation and logistics company, most recently as Vice President Finance and Chief Financial Officer of Ryder Integrated Logistics. Prior to joining Ryder, Mr. Baum spent seven years with Arthur Andersen, rising to the position of manager in their audit services practice.

     David A. Arvizu joined the Company in March 1997 as Senior Vice President of Sales and Marketing for local and regional markets and was named Senior Vice President, Sales and Services in December 1997. From 1994 to 1997, Mr. Arvizu served as Vice President-Western Region of Western Union Financial Services, Inc. From 1991 to 1994, he was President of a sales, marketing and consulting service for a co-op of independent Pepsi-Cola franchisees. Prior to 1991, Mr. Arvizu spent twenty years in sales and brand management positions with Pepsico Inc. and General Foods Corp.

     C. Keith Pressley joined the Company in February 1994 as Vice President of Management Information Systems. He became President of the Inmate Telecommunications Division in June 1996. Upon the sale of the inmate operations in December 1997, he was named Vice President-Revenue Management. Prior to joining the Company, he was Director of Information Systems for Smith International, Inc., an oil field services company, since 1991.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended December 31, 1997, 1996 and 1995, the compensation earned by the Named Executive Officers.

                           Summary Compensation Table

                                                         Long-Term
                                                         Compensation
                                Annual Compensation      Awards
Name and Principal                                       Shares Underlying        All Other
Position                     Year    Salary      Bonus   Options(in shares)     Compensation(1)
--------------------------  ------  ---------  --------  -------------------    ----------------
E. Craig Sanders(2)........   1997   $300,000   $130,000          0               $  2,375
President, ................   1996   $212,000       --      600,000                   --
Chief Executive Officer

Neil N. Snyder, III(3).....   1997   $150,000   $ 24,375          0               $  2,375
Executive Vice President ..   1996   $ 50,577       --      200,000                   --
Chief Operating Officer

Lawrence T. Ellman ........   1997   $170,000   $ 42,850     37,500                   --
Executive Vice President ..   1996   $167,000   $ 43,000          0                   --
President-National Accounts   1995   $150,000   $ 25,000          0                   --

Bruce W. Renard............   1997   $192,500   $140,425     37,500               $  1,188
Executive Vice President,..   1996   $192,500   $115,000          0                   --
Legal & Regulatory Affairs,   1995   $172,000   $ 25,000     50,000               $    355
Carrier Relations,
General Counsel

C. Keith Pressley..........   1997   $120,000   $ 10,500     22,500               $  2,375
Vice President- ...........   1996   $112,000   $ 10,500          0               $  1,800
Revenue Management ........   1995   $100,000       --            0               $  1,800


-------------------
(1) The amounts disclosed in this column include the Company's contributions on behalf of the named executive officer to the Company's 401(k) retirement plan in amounts equal to 25% of the executive officer's yearly participation in the plan. Perquisites and other personal benefits do not exceed 10% of salary and bonus.
(2)  Mr. Sanders joined the Company in May 1996.
(3)  Mr. Snyder joined the Company in September 1996.


     Option Grants. The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1997 to the Named Executive Officers:

                                       Option Grants During Fiscal 1997


                                              Individual Grants
                    ---------------------------------------------------------------------
                                                                                            Potential Realizable
                                                                                            Value of Assumed
                                                                                            Annual Rates of
                                         % of Total                                         Stock Price
                       Number of         Options Granted     Exercise or                    Appreciation for
                       Securities        to Employees in     Base price                     Option Term (1)
Name                Underlying Options   Fiscal Year         ($/share)   Expiration Date         5%       10%
-----------------   ------------------   --------------     -----------  -----------------  ---------- ----------
Lawrence T. Ellman       7,500                                $3.63           2007           $16,297  $ 42,077
                         7,500                                $4.25           2007           $11,647  $ 37,427
                         7,500                                $5.25           2007           $ 4,147  $ 29,927
                         7,500                                $6.25           2007           $     0  $ 22,427
                         7,500                                $7.25           2007           $     0  $ 14,927
                        ------                                                               -------  --------
     Total              37,500               8.04%                                           $32,091  $146,285

Bruce W. Renard          7,500                                $3.63           2007           $16,297  $ 42,077
                         7,500                                $4.25           2007           $11,647  $ 37,427
                         7,500                                $5.25           2007           $ 4,147  $ 29,927
                         7,500                                $6.25           2007           $     0  $ 22,427
                         7,500                                $7.25           2007           $     0  $ 14,927
                        ------                                                               -------  --------
     Total              37,500               8.04%                                           $32,091  $146,285

C. Keith Pressley        4,500                                $3.63           2007           $ 9,778  $ 25,246
                         4,500                                $4.25           2007           $ 6,988  $ 22,456
                         4,500                                $5.25           2007           $ 2,488  $ 17,956
                         4,500                                $6.25           2007           $     0  $ 13,456
                         4,500                                $7.25           2007           $     0  $  8,956
                        ------                                                               -------  --------
     Total              22,500               4.82%                                           $19,254  $ 88,070

---------------
(1) These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date of grant to their expiration date. Appreciation reported is net of exercise price. These amounts represent assumed rates of appreciation which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of the Company's Common Stock at a future date as well as the option holder's continued employment throughout the vesting period.


     Option Exercises. The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1997 by the Named Executive Officers:

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                       Number of                Value of Unexercised
                                                  Unexercised Options           In-the-Money Options
                                                   at Fiscal Year End           at Fiscal Year-End(1)
                       Shares                  ---------------------------    ---------------------------
                     Acquired on     Value
Name                 Exercise(s)    Realized    Exercisable  Unexercisable    Exercisable   Unexercisable
------------------  -------------  ----------  ------------- -------------    ------------  -------------
E. Craig Sanders ..       0           N/A         400,000       200,000         $118,750       $    0

Neil N. Snyder, III       0           N/A          66,666       133,334         $ 10,250       $    0

Lawrence T. Ellman        0           N/A          45,000        37,500         $      0       $  431

Bruce W. Renard ...       0           N/A          85,000        37,500         $ 62,375       $  431

C. Keith Pressley .       0           N/A           5,000        22,500         $      0       $  259


-----------------
(1) In accordance with the Securities and Exchange Commission's rules, values are based on the difference between the option exercise price and the fair market value per share (closing price) on December 31, 1997 ($3-11/16 per share) multiplied by the number of shares underlying the option.

     Option Repricing. The following table sets forth certain information regarding the repricing of stock options granted to executive officers of the Company in the last ten years:

                            Ten-year Option Repricing





                                                                           Exercise
                                                                           Price at                Length of
                             Number of Securities  Market Price of         Time of       New       Original Option Term
                             Underlying Options    Stock at time of        Repricing     Exercise  Remaining at Date of
Name                 Date    Repriced or Amended   Repricing or Amendment  or Amendment  Price     Repricing or Amendment
--------------      -------  --------------------  ----------------------  ------------  --------- ----------------------
Jeffrey Hanft,      10/9/96       250,000                   $4.25              $8.50        (1)          (1)
former Chairman,
President and Chief
Executive Officer

------------------

(1) In connection with the termination of Mr. Hanft's employment with the Company, Mr. Hanft agreed to pledge his options and the underlying shares to the Company to secure certain prior indebtedness owed by Mr. Hanft to the Company. As a part of the consideration for such pledge, in the event of a change in control of the Company occurring on or prior to December 31, 1998, the exercise price of Mr. Hanft's options will be adjusted to the market price prevailing immediately prior to such change in control.

                              EMPLOYMENT AGREEMENTS

     The Company is a party to an employment agreement with E. Craig Sanders, the President and Chief Executive Officer of the Company. The employment agreement is for a term commencing May 2, 1996 and ending on December 31, 1998. The agreement provides for a base salary at the annual rate of $300,000, subject to increase upon the review of the Board. The agreement provides for bonus compensation based upon the attainment of performance targets. The agreement provides for the grant of stock options for 600,000 shares of the Company's Common Stock at exercise prices ranging from $2.50 to $7.25 per share, vesting at various dates during the contract term. If the Company terminates Mr. Sanders' employment without cause (except in the circumstances described in the following sentence), the Company will pay Mr. Sanders an amount equal to 200% of his base salary in effect on the date of the termination, as well as provide those fringe benefits enjoyed by him at the date of his termination for a period of two years or, to the extent Mr. Sanders is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits. If, after a change in control of the Company, Mr. Sanders' employment is terminated by the Company without cause or terminated by Mr. Sanders for good reason, the Company will pay him an amount equal to 200% of the sum of his base salary plus the maximum bonus compensation which he would have been entitled to receive had the Company achieved the performance targets to which bonus compensation is tied for the year of such termination and will continue to provide him with those fringe benefits enjoyed at the date of his termination for a period of two years or, to the extent Mr. Sanders is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits. In addition, upon a change in control of the Company, all options granted to Mr. Sanders will vest.

     The Company is a party to an employment agreement with Neil N. Snyder, III, the Executive Vice President and Chief Operating Officer of the Company. The employment agreement is for a term commencing August 15, 1996 and ending on December 31, 1999. The agreement provides for a base salary at the annual rate of $150,000, subject to increase upon the review of the Board. The agreement provides for bonus compensation based upon the attainment of performance targets. The agreement provides for the grant of stock options for 200,000 shares of the Company's Common Stock at exercise prices ranging from $3.38 to $7.25 per share, vesting at various dates during the contract term. If the Company terminates Mr. Snyder's employment without cause (except in the circumstances described in the following sentence), the Company will pay Mr. Snyder an amount equal to 150% of his base salary in effect on the date of the termination, as well as provide those fringe benefits enjoyed by him at the date of his termination for a period of two years or, to the extent Mr. Snyder is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits. If, after a change in control of the Company, Mr. Snyder's employment is terminated by the Company without cause or terminated by Mr. Snyder for good reason, the Company will pay him an amount equal to 150% of the sum of his base salary plus the maximum bonus compensation which he would have been entitled to receive had the Company achieved the performance targets to which bonus compensation is tied for the year of such termination for a period of two years or, to the extent Mr. Snyder is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits. In addition, upon a change in control of the Company, all options granted to Mr. Snyder will vest.

     The Company is a party to an employment agreement with Bruce W. Renard, the Company's General Counsel, Executive Vice President-Legal and Regulatory Affairs/Carrier Relations and Secretary. The employment agreement was originally for a three year term commencing on January 1, 1995 and ending on December 31, 1997 and has been extended to December 31, 1998. The agreement provides for payment of a base salary initially fixed at the annual rate of $172,500 with an annual increase of 10%, provided the Company has met certain income targets. If the Company terminates Mr. Renard's employment without cause or Mr. Renard terminates the agreement for certain defined reasons, the Company will pay Mr. Renard (a) his base salary through the date of termination and (b) as severance pay, a lump sum amount equal to 100% of Mr. Renard's salary in effect during the 12 months immediately preceding termination.

Mr. Renard's employment agreement also provides that upon termination in connection with a change in control, Mr. Renard shall receive (a) his base salary through the termination date, (b) all other benefits provided in the employment agreement in connection with a change in control and (c) as severance pay, a lump sum amount equal to 100% of his highest annual base salary in effect during the 12 months immediately preceding the termination; additionally, options granted to Mr. Renard under the employment agreement will vest.

     The employment agreements above generally restrict the employee from competing with the Company for one year in the areas in which the Company then operates following termination of the agreement.

     The Company is a party to a change in control agreement with C. Keith Pressley, Vice President-Revenue Management, an at-will employee of the Company. Upon termination in connection with a change of control of the Company, Mr. Pressley shall receive (a) his base salary through the termination date, (b) severance pay equal to 50% of his annual base salary at the highest rate in effect during the 12 months immediately preceding such termination and (c) all options granted to Mr. Pressley will vest.


                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of three non-employee directors. The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company, including salaries, bonuses and stock options. Following review and approval by the Committee, actions pertaining to executive compensation are reported to the full Board of Directors.

Compensation Philosophy

     The Company's compensation philosophy is characterized by the following three features: (i) competitiveness as to salary, (ii) granting only performance-based bonuses and (iii) granting a significant portion of an executive's compensation in stock options that vest over an extended period (e.g., five years) with exercise prices at or above fair market value at the time of grant. In light of the Company's past financial difficulties and continuing efforts to return to profitability, and in light of the effects of the passage of the Telecommunications Act of 1996 on the Company and the telecommunications industry in general, the Company believes its compensation program should be designed to allow the Company to attract, motivate and retain executives of the highest caliber to permit the Company's future growth and profitability. Since 1996, the new management of the Company has made special efforts to ensure that the Company's compensation program is structured to provide incentives for executive officer performance that promote continuing improvement in the Company's financial results and long-term shareholder value. As a general matter, executive compensation is set by the Company at levels which take into account the compensation paid by companies of similar size and complexity. The program is also designed to align the interests of the Company's executives and its shareholders by providing for payment of a significant portion of incentive compensation in the form of options to purchase the Company's Common Stock. Such option grants generally vest over a period of years to encourage executive retention. Moreover, each executive officer's compensation is based upon both individual performance and Company performance. Consideration is given to the Company's income, earnings per share, cash flow, revenue growth, EBITDA and other factors. The contributions of each executive officer to such items are evaluated in determining adjustments to salaries and whether incentive awards will be made. Certain executive officers have entered into employment contracts with the Company which take these factors into consideration. The Committee also uses subjective criteria it deems relevant in its reasonable business discretion.

Executive Compensation

     As may be seen in the Summary Compensation Table included on page 9, the compensation of executive officers consists of three principal parts, each of which is reviewed by the Committee, consistent with the Company's compensation philosophy set forth above. Annual salaries shown in the table represent the fixed portion of compensation for the year. Changes in salary depend upon Company as well as individual performance. The bonus shown in the table paid to executive officers also depends on the performance of the individual and the financial performance of the Company. The final component of compensation arises from the Company's grant of stock options to executive officers. The Company has a history of encouraging employee ownership of the Company's stock. The Committee sets the number of options to be granted based upon the recipient's performance. All options are granted at or above fair market value (see, for example, "Option Grants During Fiscal 1997" on page 10), and, therefore, any value which ultimately accrues to the executive officer is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock. As noted above, options granted by the Company generally vest over an extended period.

     E. Craig Sanders became President and Chief Executive Officer of the Company in May 1996. Mr. Sanders' base salary as an employee of the Company is set at $300,000 annually and includes other terms as set forth in the "Employment Agreements" section of this Proxy Statement. These terms were established after arms-length negotiations between the Company and Mr. Sanders and are believed by the Company to be appropriate for an executive of Mr. Sanders' experience in the increasingly competitive and rapidly evolving telecommunications industry.

     Rules of the Securities and Exchange Commission require the inclusion in this Proxy Statement of a graph of the cumulative total return to shareholders during the previous 5 years in comparison with a broad market index and a peer group index. The Company's record in this area is a factor of management's performance considered by the Compensation Committee.

                         The Compensation Committee


                         Charles J. Delaney
                         Jody Frank
                         Justin S. Maccarone

                                PERFORMANCE GRAPH

     The following graph shows a comparison of the five year cumulative return (assuming reinvestment of any dividends) among the Company, the American Stock Exchange Market Value Index ("AMEX") and the NASDAQ Total Return Industry Index-Telecommunications ("NASDAQ-Telecom"). This graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1991. Effective November 13, 1996, the Common Stock of the Company began trading on the American Stock Exchange. Previously, the Company's stock was traded on the NASDAQ's National Market System and the SmallCap Market.

     The Performance Graph below is presented in accordance with SEC requirements. Shareholders are cautioned that historical stock price performance shown on the Performance Graph is not necessarily indicative of future stock price performance and in no way reflects the Company's forecast of future stock price performance.


                     [Performance Graph to be inserted here]












                 1992  1993  1994  1995  1996  1997
                 ----  ----  ----  ----  ----  ----
AMEX             100   120   109   137   146   177
NASDAQ-Telecom   100   154   129   169   172   254
Company          100   130    61    31    43    49


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1997 the Company has engaged in the following transactions with directors and/or executive officers of the Company shareholders listed in the Security Ownership Table or with businesses with which they are associated.

     Company Loans. As disclosed in previous proxy statements, the Company loaned certain funds (the "Company Loans") to Jody Frank, and certain now former executive officers of the Company (the "Borrowers") for the reasons described below. Each of the Company Loans was made following approval by the members of the Board of Directors who were not parties to the transactions as a means to provide the Borrowers with a vehicle to refinance certain commercial bank indebtedness they had incurred to exercise Company stock options and pay related income taxes. The Borrowers exercised the stock options in December 1993 to purchase the Company's Common Stock for purposes of increasing the Company's shareholders' equity without accessing the external capital markets. The Borrowers personally borrowed the funds to exercise the options from a commercial bank and pledged the Company's Common Stock issued upon exercise as collateral for the bank loans ("Bank Loans"). This equity increase in turn was a significant factor in permitting the Company to increase its credit facility from $60.0 million to $125.0 million in February 1994.

     Commencing in May 1994, as the market price of the stock declined, the bank on several occasions required the Borrowers to pay down the Bank Loans or provide additional collateral. The Borrowers approached the disinterested members of the Company's Board of Directors to seek the Company's assistance in refinancing a portion of their Bank Loans. The Company then advanced the Company Loans, including an aggregate of $213,217 to Mr. Frank, of which $143,217 was to refinance his bank loan and $70,000 was in connection with the payment of personal income taxes related to the phantom gain incurred upon the December 1993 exercise of the stock options mentioned above.

     In February 1996, the Company agreed to restructure the full principal amount of Mr. Frank's loans plus accrued interest in an aggregate amount of $248,501. In connection with the restructuring, the Company received from Mr. Frank a stock pledge agreement encumbering 35,000 shares of Common Stock of the Company held by Mr. Frank. As restructured, $124,250.50 of Mr. Frank's loans are evidenced by a non-recourse promissory note (which note limits enforcement of the note to the 35,000 pledged shares of Common Stock) bearing interest at the rate of 6.43% annually, and payable in full on February 1, 2001. The remaining $124,250.50 is evidenced by a promissory note bearing interest at the rate of 6.19% annually and payable in five annual installments beginning on February 1, 2002. Except for such restructured loan and related pledge of Common Stock, Mr. Frank has no indebtedness to the Company.

     Credit Facility. In April 1996, the Company amended its credit facility with Creditanstalt-Bankverein to accomplish, among other things, the following:
(i) Creditanstalt-Bankverein waived additional defaults arising under the credit facility; (ii) the line of credit under the credit facility was decreased from $40 million to $10 million. At the same time, the Company decreased to $5.25 the exercise price of the warrants held by Creditanstalt American Corporation to acquire Common Stock or Series B Preferred Stock of the Company that had not already been repriced. The warrants repriced in April 1996 consisted of warrants to acquire 150,000, 300,000 and 50,000 shares at exercise prices of $8.00 per share, $9.33 per share and $9.00 per share, respectively. On March 26, 1997, the Company increased its credit facility with Creditanstalt-Bankverein from $10,000,000 to $20,000,000. Since January 1, 1997 the Company has paid Creditanstalt-Bankverein $290,000 in fees as a lender in connection with Company's credit facilities.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during 1997.


                       CERTAIN INFORMATION AS TO INSURANCE

     No shareholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York. Effective December 31, 1997, the Company renewed insurance providing for reimbursement, with certain exclusions and deductions, to (i) the Company for payments it makes to indemnify directors and officers of the Company and its subsidiaries, and (ii) directors and officers for losses, costs and expenses incurred by them in connection with their acts in those capacities for which they are not indemnified by the Company. This insurance is provided to the Company by Reliance Insurance Company and Genesis Insurance Company. The cost of this insurance is $294,500 for a one year term.


                    RELATIONSHIP WITH THE COMPANY'S AUDITORS

     The Company is not required to obtain shareholder approval or ratification of its selection of its auditors under the laws of the State of New York, and the Audit Committee and the Board of Directors reserve the right to make any change in auditors at any time, and without shareholder approval, which the Board of Directors and Audit Committee deem advisable or necessary. Representatives of Ernst & Young LLP, the Company's current auditors, are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.


                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.


                             SOLICITATION PROCEDURES

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses incurred in forwarding proxies and proxy material to the beneficial owners. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone, facsimile transmission or otherwise. The Company has retained a proxy solicitation firm, D.F. King & Co., Inc., to assist in the solicitation of proxies and estimates that such services will cost approximately $5,000 (plus reasonable out-of-pocket expenses).

                          SHAREHOLDER PROPOSALS FOR THE
                               1999 ANNUAL MEETING

     Under the regulations applicable to the solicitation of proxies, shareholder proposals intended to be presented at the 1999 Annual Meeting of Shareholders of the Company must have been received by the Company not later than January 15, 1999, at its principal executive offices, 2300 N.W. 89th Place, Miami, Florida 33172, Attention: E. Craig Sanders, President, for inclusion in the Proxy Statement relating to the 1999 Annual Meeting of Shareholders.

     Kindly date, sign and return the enclosed proxy card.

                         By Order of the Board of Directors,



                         /s/ Bruce W. Renard
                         BRUCE W. RENARD
                         Secretary

Miami, Florida

May 15, 1998

                         PEOPLES TELEPHONE COMPANY, INC.
                         ANNUAL MEETING OF SHAREHOLDERS

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints E. Craig Sanders, William A. Baum, Bruce W. Renard or any one of them, with full power of substitution, the proxies of the undersigned, to vote all shares of Common Stock or Series C Cumulative Convertible Preferred Stock of Peoples Telephone Company, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 16, 1998, at 10:00 a.m., at Peoples Telephone Company, Inc. 2300 N.W. 89th Place, Miami, Florida 33172 and at any adjournments thereof, as to the matters specified on the reverse side, all as more fully described in the accompanying proxy statement. The Board of Directors currently knows of no other matters to be presented at the Annual Meeting. THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

                   (Continued on reverse side)

1. Election of Directors.          Nominees: Jody Frank, Robert E. Lund
                                             and E. Craig Sanders

FOR ALL        WITHHOLD
NOMINEES       AUTHORITY TO        To withhold authority to vote for any
EXCEPT AS      VOTE FOR ALL        individual nominee, write that nominee's
INDICATED      NOMINEES            name in the space provided below:

[   ]          [   ]               -------------------------------------------


2. In their discretion, the proxy holders are authorized to transact and vote upon all other business as may properly come before the meeting and all adjournments of the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the proposals set forth herein.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders dated on or about May 15, 1998, and the accompanying Proxy Statement.

Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signatory is a corporation, a duly authorized officer should sign for the corporation. If shares are held jointly, each shareholder named should sign.

Date: -----------------------------, 1998


-----------------------------------
Signature


-----------------------------------
Signature (if held jointly)